As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

China Recycling Energy Corporation

(Exact name of registrant as specified in its charter)

_____________________

Nevada

(State or other jurisdiction of incorporation or organization)

90-0093373

(IRS Employer Identification No.)

_____________________

429 Guangdong Road

Shanghai 200001

People’s Republic of China

 (Address of Registrant's principal executive offices, including zip code)

_____________________

2007 NONSTATUTORY STOCK OPTION PLAN

(Full title of the Plan)

Corporation Trust Company of Nevada

6100 Neil Road, Suite 500

Reno, NV 89511

(Name, address and telephone number of agent for service)

____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee [2]
Common Stock, $0.001 Par Value	3,000,000[1]	$ 1.23	$ 3,690,000	$113.28

____________

1

This Registration Statement covers, in addition to the number of shares of China Recycling Energy Corporation, a Nevada corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the 2007 Nonstatutory Stock Option Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

2

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the exercise price per share of  $1.23 of the outstanding options for the 3,000,000 shares issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

The Company’s Annual Report on Form 10-KSB filed for its fiscal year ended December 31, 2006, filed with the Commission on April 13, 2007 (Commission File No. 333-120431);

(b)

The Company’s Quarterly Reports on Form 10-QSB for its fiscal quarters ended March 31, 2007 and June 30, 2007 filed with the Commission on May 15, 2007 and August 14, 2007, respectively (Commission File No. 000-12536);

(c)

The Company’s Current Reports on Form 8-K, filed with the Commission on January 12, 2007, January 26, 2007 (as amended on Form 8-K/A filed on January 26, 2007), March 8, 2007, April 9, 2007, May 10, 2007, June 22, 2007, August 23, 2007 and August 24, 2007 (Commission File No. 000-12536); and

(d)

The description of the Company’s Common Stock contained in its Registration Statement on Form SB-2 filed with the Commission on July 29, 2005 (Registration No. 333-120431), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                     Description of Securities.

Not Applicable.

Item 5.                     Interests of Named Experts and Counsel

None.

Item 6.                     Indemnification of Officers and Directors

The Company’s Articles of Incorporation provide that the Company may indemnify its directors and officers to the fullest extent permitted under Nevada law against any and all expenses, liabilities or other matters pursuant to which the Company may indemnify such person under Nevada law.  The Company's Bylaws provide that it will indemnify its directors to the fullest extent permitted under Nevada law and may, if and to the extent authorized by the Company's board of directors, so indemnify its officers and any other person whom the Company has the power to indemnify against any liability, reasonable expense or other matter whatsoever. The effect of these provisions is potentially to indemnify the Company's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.  Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:  (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of the law;  (b) unlawful distributions; or (c)  any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Company's Bylaws also permit the Company to maintain insurance on behalf of any person whom the Company has the power to indemnify under Nevada law or the company's Articles of Incorporation or Bylaws.

Item 7.                     Exemption from Registration Claimed

Not applicable.

Item 8.                     Exhibits

10.1	2007 Nonstatutory Stock Option Plan

5	Opinion of Bernard & Yam, LLP, consent included, relating to the issuance of the securities pursuant to the 2007 Nonstatutory Stock Option Plan

23.1	Consent of Bernard & Yam, LLP (contained in their opinion set forth as Exhibit 5)

23.2	Consent of Zhong Yi (Hong Kong) C.P.A. Company Limited, Certified Public Accountants

Item 9.                     Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement, including (but not limited to) any addition or election of a managing underwriter;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the People’s Republic of China, on November 13, 2007.

China Recycling Energy Corporation

/s/ Guangyu Wu
By: Guangyu Wu Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Guangyu Wu Guangyu Wu	Chief Executive Officer (Principal Executive Officer)	November 13, 2007
/s/ Mingda Rong Mingda Rong	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2007

/s/ Guangyu Wu Guangyu Wu	Director	November 13, 2007
/s/ Hanqiao Zheng Hanqiao Zheng	Director	November 13, 2007
/s/ Mingda Rong Mingda Rong	Director	November 13, 2007